Exhibit 4.2

PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

SHEA DEVELOPMENT CORP.

AND

RENAISSANCE CAPITAL, LP, AUSTIN LEWIS/LEWIS
ASSET MGT. AND SAAMA TECHNOLOGIES, INC.

DATED

as of February 21, 2007

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the February 21, 2007 between Shea Development Corp., a corporation organized and existing under the laws of the State of Nevada (“SDC” or the “Company”) and RENAISSANCE CAPITAL, LP, AUSTIN LEWIS/LEWIS ASSET MGT. and SAAMA TECHNOLOGIES, INC. (hereinafter collectively referred to as the “Investor”).

PRELIMINARY STATEMENT:

WHEREAS, the Company, in accordance with Article II herein, is contemplating the sale of a total of up to 4,000,000 shares of Preferred Stock of the Company (the “Preferred Stock”), which represents 11% of the Company’s total outstanding shares, on a fully diluted basis upon the Closing Date, at a per share price of $1.00 to a syndicate of investors led by RENAISSANCE CAPITAL LP for a total aggregate price of up to $4,000,000 (the “Purchase Price”),

WHEREAS, the Investor shall receive identical terms to those received by all other investors participating in the syndicate of investors led by RENAISSANCE CAPITAL LP,

WHEREAS, the Company shall provide the Investor a warrant in the amount of 50% of the Preferred Stock purchased herein and having an Exercise Price per Share equal to $1.15, as attached in the Preferred Stock Purchase Agreement as Exhibit D, (“Warrant”),

WHEREAS, all Preferred Stock being further described in the Certificate of Designations, Rights and Limitations (the “Certificate of Designations”) in substantially the form attached hereto as Exhibit A,

WHEREAS, subject to the limitations set forth herein and in the Certificate of Designations, the Preferred Stock shall convert into Common Stock in accordance with the Conversion Rate set forth in Section 1.3 hereof and in accordance with the Conversion Shares set forth in Article II hereof,

WHEREAS, subject to the terms of the coupon payments set forth in the Certificate of Designations, the Investor shall be entitled to receive cumulative dividends on the Preferred Stock at a rate of 8% per annum and payable in additional Preferred Stock,

WHEREAS, the Company will issue to the Investor a Warrant in accordance with Exhibit D, and

WHEREAS, the parties intend to memorialize the purchase and sale of such Preferred Stock.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1           Incorporation by Reference.  The foregoing recitals and the Exhibits and Schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2           Superseder.  This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, with the exception of any conflicting term of the Registration Rights Agreement, shall supersede such instrument or understanding to the fullest extent permitted by law.  A copy of this Agreement shall be filed at the Company’s principal office.

1.3           Certain Definitions.  For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

1.3.1        “1933 Act” means the Securities Act of 1933, as amended.

1.3.2        “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3.3        “Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question.  The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.4        “Articles”  means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

1.3.5        “Closing”  shall mean the Closing of the transactions contemplated by this Agreement on the Closing Date.

1.3.6        “Closing Date” means the date on which the payment of the Purchase Price (as defined herein) by the Investor to the company is completed pursuant to this Agreement to purchase the Preferred Stock, which shall occur on or before February 21, 2007.

1.3.7        “Common Stock” means shares of common stock of the Company, par value $0.001 per share

1.3.8        “Conversion Price” means $1.00 as adjusted from time to time as provided in Section 7 of the Certificate of Designations.

1.3.9        “Conversion Rate” means the conversion of each share of Preferred Stock to common stock at a rate of 1 share of Preferred Stock to 1 shares of common stock.

1.3.10      “Effective Date” shall mean the date the registration statement of the Company covering the shares being subscribed hereby is declared effective.

1.3.11      “Effective Time” shall mean 2 years from the Closing Date.

1.3.12      “Escrow Agreement” shall mean the Escrow Agreement among the Company, the Investor and Borsari and Associates, PLC, as Escrow Agent, attached hereto as Exhibit C.

1.3.13      “Material Adverse Effect” shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement or to perform its obligations under any other material agreement.

1.3.14      “Merger Agreement” shall mean the Merger Agreement between Shea Development Corp., Information Intellect, Inc., and Shea Development Acquisition Corp., dated March 2, 2007.

1.3.15      “Person” means an individual, partnership, firm, Limited Liability Company, trust, joint venture, association, corporation, or any other legal entity.

1.3.16      “Preferred Stock” means the Preferred Stock of the Company.

1.3.17      Registration Rights Agreement” shall mean the registration rights agreement between the Investor and the Company attached hereto as Exhibit B.

1.3.18      “Registrable Securities” shall be up to 6,900,000 Shares in aggregate for the syndicate of Investors led by RENAISSANCE CAPITAL LP and have the meaning as prescribed in the Registration Rights Agreement attached hereto as Exhibit B.

1.3.19      “Registration Statement” shall mean the registration statement under the 1933 Act to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit B.

1.3.20  “SEC”  means the Securities and Exchange Commission.

1.3.21  “SEC Documents” shall mean the Company’s latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

1.3.22  “Series A Preferred Stock” means, in the plural, the Series A Preferred Stock of the Company.

1.3.23  “Shares” shall mean, collectively, the shares of Common Stock of the Company issued upon conversion of the Preferred Stock and Warrant subscribed for hereunder.

1.3.24  “Target Acquisitions” shall mean, collectively, 100% of the total outstanding equity of Information Intellect, Corp.

1.3.25  “Transaction Documents” shall mean this Agreement, all Schedules and Exhibits attached hereto and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby, including, but not limited to the documents listed in Sections 3.2 and 3.3 hereof.

1.3.26      “Warrant” shall mean the Common Stock Purchase Warrant in the form attached hereto as Exhibit D.

ARTICLE II

SALE AND PURCHASE OF SDC

PREFERRED STOCK

2.1           Sale of Preferred Stock.  Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company the Preferred Stock for the Purchase Price.  The Company shall cause all such Preferred Stock to be released from the Escrow Agent to the Investor in accordance with the following schedule and with the provisions set forth in the Escrow Agreement.

Sale of Preferred Stock Schedule 2.l

1,250,000 shares of Preferred Stock released to RENAISSANCE CAPITAL LP
2,000,000 shares of Preferred Stock released to AUSTIN LEWIS/LEWIS ASSET MGT
300,000 shares of Preferred Stock released to SAAMA TECHNOLOGIES, INC

2.2           Purchase Price.  Pursuant to the terms of the Escrow Agreement, the Purchase Price shall be delivered by the Investor in accordance with the following schedule and in the form of a check or wire transfer made payable to the Escrow Agent in United States Dollars and shall be held, by the Escrow Agent until such time as it is released by the Escrow Agent to the Company in accordance with the provisions set forth herein, specifically those relating to Article VI, Use of Proceeds, hereof, and those set forth in the Escrow Agreement.

Purchase Price Schedule 2.2

$1,250,000 paid by RENAISSANCE CAPITAL LP
$2,000,000 paid by AUSTIN LEWIS/LEWIS ASSET MGT
$300,000 paid by SAAMA TECHNOLOGIES, INC

ARTICLE III

CLOSING DATE AND DELIVERIES AT CLOSING

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of the Company, at 5:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2           Deliveries by the Company.  In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered prior to the Closing Date, to the Escrow Agent under the Escrow Agreement, the information as described in Schedule 3.2 as attached hereto.

3.3           Deliveries by Investor.  In addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement, the following:

(a)                      An amount equal to the Purchase Price;

(b)                     The executed Agreement with all Exhibits and Schedules attached hereto;

(c)                      The executed Registration Rights Agreement;

(d)                     The executed Escrow Agreement; and

(e)                      Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4           Further Assurances.  The Company and the Investor shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investor, and the Investor shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.5           Waiver.  The Investor may waive any of the requirements of Section 3.2 of this Agreement, and the Company at its discretion may waive any of the provisions of Section 3.3 of this Agreement.  The Investor may also waive any of the requirements of the Company under the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SDC

The Company represents and warrants to the Investor as of the date hereof and as of Closing (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations the Investor has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1           Organization and Qualification.  SDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of SDC and its subsidiaries taken as a whole.

4.2           Target Acquisitions.  SDC shall acquire the Target Acquisitions on the Closing Date.

4.3           Articles of Incorporation and By-Laws.  The complete and correct copies of the Company’s Articles and By-Laws, as amended or restated to date which have been filed with the Securities and Exchange Commission are a complete and correct copy of such documents as in effect on the date hereof and as of the Closing Date.

4.4           Capitalization.

4.4.1  The authorized and outstanding capital stock of SDC is set forth in SDC’s notification filed on February 9, 2007 with the NASDAQ Stock Market.  All outstanding shares of capital stock have been duly authorized and are validly issued, and are fully paid and no assessable, and free of statutory preemptive rights.

4.4.2  As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock ($0.001 par value) of which approximately 8,100,000 shares of Common Stock ($0.001 par value) are issued and outstanding upon Closing.  All outstanding shares of capital stock have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights (with the exception of shares held by not more than 5 persons, whose holdings are contested by the Company, none of which has a Material Adverse Effect on the Company).  All shares of capital stock described above to be issued have been duly authorized and when issued, will be validly issued, fully paid and nonassessable and free of preemptive rights.

4.4.3  Except pursuant to this Agreement, and as set forth in Schedule 4.4.3 (“Capitalization Table”) hereto, and as set forth in SDC’s SEC Documents, filed with the SEC, as of the date of the Merger Agreement:  (a) the authorized capital stock of the Company shall consist of 800,000,000 shares of Common Stock ($0.001 par value) and 20,000,000 shares of Preferred Stock ($0.001 par value), of which 10,000,000 shares have been specified Series A Preferred Stock; (b) approximately 21,145,000 shares of Common Stock ($0.001 par value), and 2,800,000 shares Series A Preferred Stock ($0.001 par value) shall be  issued and outstanding; and (c) there are not now outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of SDC, or agreements, understandings or arrangements to which SDC is a party, or by which SDC is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock.  The Company agrees to inform the Investor in writing of any additional warrants or options granted prior to the Closing Date.

4.4.4  The Company on the Closing Date (i) will have full right, power, and authority to sell, assign, transfer, and deliver, by reason of record and beneficial ownership, to the Investor, SDC shares hereunder, free and clear of all liens, charges, claims, options, pledges, restrictions, except those imposed by law, and encumbrances whatsoever; and (ii) upon conversion of the Preferred Stock, the Investor will acquire good and marketable title to such Shares, free and clear of all liens, charges, claims, options, pledges, restrictions, except those imposed by law, and encumbrances whatsoever, except as otherwise provided in this Agreement as to the limitation on the voting rights of such Shares in certain circumstances.

4.5           Authority.  SDC has all requisite corporate power and authority to execute and deliver this Agreement and the Preferred Stock, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by SDC and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of SDC is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement.   This Agreement has been duly executed and delivered by SDC and constitutes the legal, valid and binding obligation of SDC enforceable against SDC in accordance with its terms.

4.6           No Conflict; Required Filings and Consents.                The execution and delivery of this Agreement by SDC does not, and the performance by SDC of their respective obligations hereunder will not:  (i) conflict with or violate the Articles or By-Laws of SDC; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) in effect as of the date of this Agreement and applicable to SDC; or (iii) conflict with the interests of any significant shareholder (being the holder of 10% or more of the outstanding common shares) of SDC or (iv) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result  in the creation of a lien or encumbrance on any of the properties or assets of SDC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SDC is a party or by SDC or any of its properties or assets is bound.  Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect.

4.7           Report and Financial Statements.  SDC’s 2005 Annual Report on Form 10-KSB ending August 31, 2006, filed on November 29, 2006, with the SEC contains the audited financial statements of the Company for Fiscal Year 2005.  In addition the company has provided:

4.7.1. Financial Statements.  The first quarter report on Form 10-QSB, filed on January 16, 2007 with the SEC, which has been reviewed by the Company’s auditors, accurately represent the financial condition of the Company through September 30, 2006.

4.7.2. Supporting December Financial Projections.  Additional supporting financial documents attached hereto as Schedule 4.7.2, “Supporting December Financial Statements,” which accurately represent the Company’s and Acquisition Target’s proforma consolidated Financial Statements for 12 months ending December 31, 2006.

Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of the Company, as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company, for the periods to which they relate, in each case in accordance with United States generally accepted accounting principles (“U.S. GAAP”) consistently applied during the periods involved, except in each case for the Acquisition Targets’ whose financial statements are prepared on a U.S. GAAP basis, subject to normal year-end audit adjustments in the case of unaudited statements.  The books and records of SDC have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transaction.

4.8           Compliance with Applicable Laws.  SDC is not in violation of, or, to the knowledge of SDC is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations (listed under Schedule 4.8) which individually or in the aggregate do not have a Material Adverse Effect.

4.9           SEC Documents.  SDC acknowledges that SDC is a publicly held company and has made available to the Investor after demand true and complete copies of any requested SEC Documents. [The Company has registered its Common Stock pursuant to Section 12(g) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.]  The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the Common Stock on the OTC Bulletin Board. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Furthermore, SDC must file the applicable SEC filings associated with the purchase of the Target Acquisitions.

4.10         Litigation.  To the knowledge of SDC, no litigation, claim, or other proceeding before any court or governmental agency, other than as set forth in Schedule 4.10 (“Pending Litigation”) is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

4.11         Exemption from Registration.  Subject to the accuracy of the Investor’s representations in Article V, except as required pursuant to the Registration Rights Agreement, the sale of the Common Stock by the Company to the Investor will not require registration under the 1933 Act, but may require registration under New York state securities law if applicable to the Investor.  When validly converted in accordance with the terms of the Preferred Stock Agreement, the Shares underlying the Preferred Stock will be duly and validly issued, fully paid, and non-assessable.  The Company is issuing the Preferred Stock in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act; provided, however, that certain filings and registrations may be required under state securities “blue sky” laws depending upon the residency of the Investor.

4.12             No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Preferred Stock, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Preferred Stock, under the 1933 Act, except as required herein.

4.13             No Material Adverse Effect. Except as set forth in Schedule 4.13 attached hereto, since December 31, 2006, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company.  No material customer or supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels, nor has any existing or potential lender indicated that they intend to cease or reduce previously indicated or actual loan amounts to the Company, nor has any of the Target Acquisitions indicated that they are no longer interested in being acquired by the Company.  Since December 31, 2006, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.15             Internal Controls And Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management’s authorization; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

4.16         Full Disclosure. No representation or warranty made by SDC in this Agreement and no certificate or document furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that:

5.1           Organization and Standing of the Investor. The Investor is, as first indicated above, a limited partnership, limited liability corporation or corporation duly formed, validly existing and in good standing under the laws of the state as first indicated above. The state in which any offer to purchase shares hereunder was made or accepted by such Investor is the state shown as such Investor’s address. The Investor was not formed for the purpose of investing solely in the Preferred Stock or the shares of Common Stock which are the subject of this Agreement.

5.2               Authorization and Power. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the securities being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate action where appropriate. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor and at the Closing shall constitute valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

5.3   No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Investor’s charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Investor).  The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Investor’s obligations under this Agreement or to purchase the securities from the Company in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

5.4               Financial Risks. The Investor acknowledges that such Investor is able to bear the financial risks associated with an investment in the securities being purchased by the Investor from the Company and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.  The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.5           Accredited Investor. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.6           Knowledge of Company.  The Investor and such Investor’s advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Investor from the Company.  The Investor and such Investor’s advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.7           Risk Factors   The Investor understands that such Investor’s investment in the securities being purchased by the Investor from the Company involves a high degree of risk.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. The Investor warrants that such Investor is able to bear the complete loss of such Investor’s investment in the securities being purchased by the Investor from the Company.

5.8             Full Disclosure.  No representation or warranty made by the Investor in this Agreement and no certificate or document furnished or to be furnished to SDC pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth in, or previously disclosed prior to, this Agreement, Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1.   Registration Rights.  The Company shall cause the Registration Rights Agreement to remain in full force and effect according to the provisions of the Registration Rights Agreement and the Company shall comply in all material respects with the terms thereof.

6.2. Reservation Of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Preferred Stock and Warrants.

6.3. Compliance with Laws.  The Company hereby agrees to comply in all respects with the Company’s reporting, filing and other obligations under the Laws.

6.4. Exchange Act Registration. The Company (a) will continue its obligation to report to the SEC under Section 12(d) of the 1934 Act [or (b) shall register under Section 12(g) under the 1934 Act and thereafter shall continue to be registered thereunder] and [in either case] will use its best efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investor have disposed of all of their Shares.

6.5  Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6   Use of Proceeds.   The Company will use the proceeds from the sale of the Preferred Stock (excluding amounts paid by the Company for legal and administrative fees in connection with the sale of such securities) for working capital, acquisition of Target Acquisitions, transaction costs and other corporate expenses.

 6.7  Brokers.   The Company acknowledges that Liberty Company Financial, LLC (“Liberty”) and Lerota, LLC (“Lerota”) have acted as an advisor to this Closing and is entitled to (i) receive compensation (“Advisor Fee”) in connection with the investments contemplated by this

Agreement and (ii) be paid by the Company at Closing.  Furthermore, the Company shall provide the Escrow Agent, or the Investor in the event an escrow agent is not employed and as applicable, a Direction Letter authorizing direct payment of the Advisor Fee to Liberty and Lerota.

6.8           Sale or Merger of Company. In the event of a sale or merger of substantially all of the Company or an underwritten public offering of the Common Stock of the Company, the 4.99% restriction in the conversion of Preferred Stock to Common Stock will immediately be terminated and the Investor will have the right to convert the Preferred Stock to Common Stock concurrent with such sale.

ARTICLE VII

COVENANTS OF THE INVESTOR

7.1   Compliance with Law. The Investor’s trading activities with respect to shares of the Company’s Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company’s Common Stock is listed.

7.2   Transfer Restrictions.

7.2.1        The Investor acknowledges that (1) the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Investor shall have delivered to the Company an opinion of counsel (“Investor Opinion Letter”), reasonably satisfactory in form, scope and substance to the Company, to the effect that the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.2.2        Subsequent to the registration of, or removal of the restrictive legend from, the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants, the Company shall have delivered to the Investor an opinion of Company’s counsel (“Company Opinion Letter”), not to be unreasonably withheld or delayed and reasonably satisfactory in form, scope and substance to the Company’s transfer agent, to the effect that the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants may be sold or transferred without limitation pursuant to such registration or removal of the restrictive legend.

7.3   Restrictive Legend.  In accordance with Section 7.2.1, The Investor acknowledges and agrees that the Preferred Stock and the Shares underlying the Preferred Stock and the certificates and other instruments representing any of the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

7.4.  “Market Stand-Off” Agreement; Agreement to Furnish Information.  Each Investor hereby agrees that such Investor shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Investor (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed ten (10) day prior and one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such 180 day period.  Each Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1           No Termination.  This Agreement shall not have been terminated pursuant to Article X hereof.

8.2           Representations True and Correct.  The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3           Compliance with Covenants.  The Investor shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4           No Adverse Proceedings.   On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATIONS

The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1           No Termination.  This Agreement shall not have been terminated pursuant to Article X hereof.

9.2           Representations True and Correct.  The representations and warranties of SDC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

9.3           Compliance with Covenants . SDC shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.4           No Adverse Proceedings.   On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1         Termination.  This Agreement may be terminated at any time prior to the Effective Time:

10.1.1      by mutual written consent of the Investor and the Company;

10.1.2      by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement, or the Investor (i) upon a material breach of any representation, warranty, covenant or agreement on the part of SDC set forth in this Agreement or (ii) upon SDC ‘s failure to provide any Schedule or Exhibit, especially those relating to agreements with 3rd parties, as set forth in this Agreement and in a form acceptable to the Investor, or if any representation or warranty of SDC , including but not limited to obtaining third party provided debt at Closing, or the Investor, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article VIII or Article IX hereof would not be satisfied (a “Terminating Breach”), and such breach shall, if capable of cure, not have been cured within five (5) business days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach.

10.2         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1 hereof, there shall be no liability on the part of the Company or the Investor or any of their respective officers, directors, agents, consultants, contractors or other representatives and all rights and obligations of any party hereto shall cease.

10.3         Amendment.  This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

10.4         Waiver.  At any time prior to the Closing Date, SDC or the Investor, as appropriate, may:  (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

ARTICLE XI

GENERAL PROVISIONS

11.1         Transaction Costs.  Each of the parties shall pay all of its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

11.2         Indemnification.  The Investor agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of or result from any breach of this Agreement by such Investor or failure by such Investor to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  The Company agrees to indemnify, defend and hold the Investor harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  In no event shall the Company or the Investor be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party.  In the event of a breach of this Agreement by the Company, the Investor shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Investor shall be limited to the amount they have invested on the Closing Date.

11.3         Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4         Entire Agreement.  This Agreement (together with the Schedule, Exhibits, and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to Shea Development Corp.:

Shea Development Corp.
c/o President and CEO
475 Madison Ave
Suite 1200
New York NY 10022

If to the Investor:

RENAISSANCE CAPITAL, LP c/o Managing Member 8080 North Central Expressway Suite 210 LB59 Dallas, TX 75206-1857	AUSTIN LEWIS/LEWIS ASSET MGT c/o Managing Member 45 Rockefeller Plaza Suite 2570 New York, NY 10111

SAAMA TECHNOLOGIES, INC c/o CEO & President 900 E-Hamilton Ave. Suite 120 Campvell, CA 95008

11.6         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.7         Binding Effect.  All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.8         Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

11.9         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

11.10       Jurisdiction.  If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury.  Exclusive jurisdiction and venue for any such action shall be the Federal Courts serving the State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

11.11       Preparation and Filing of Securities and Exchange Commission filings.  The Investor shall reasonably assist and cooperate with the Company in the preparation of all requisite filings, as applicable to this Agreement, with the SEC after the Closing Date.

11.12       Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement.  The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

11.13       Survival  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

11.14       Third Parties  Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.15       Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.16       Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

{Intentionally Left Blank}

IN WITNESS WHEREOF, the Investor and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

SHEA DEVELOPMENT CORP.

By:
Name:
Title:

THE INVESTOR:

RENAISSANCE CAPITAL, LP

By:
Name:
Title:

AUSTIN LEWIS/LEWIS ASSET MGT

By:
Name:
Title:

SAAMA TECHNOLOGIES, INC

By:
Name:
Title: